Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sun Country Airlines Holdings, Inc.:

We consent to the use of our report dated February 23, 2021, except as to the third and fourth paragraphs of Note 20 which is as of March 8, 2021, with respect to the consolidated balance sheets of Sun Country Airlines Holdings, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2020 and 2019, and for the periods from January 1, 2018 to April 10, 2018 and April 11, 2018 to December 31, 2018, incorporated by reference herein. Our report contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue recognition and leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers and Accounting Standards Update 2016-02, Leases.

/s/ KPMG LLP

Minneapolis, Minnesota

March 16, 2021